Exhibit 99.1

Press Release	March 29, 2010, Time Immediate EST

Four Rivers BioEnergy Signs Biodiesel Sales Agreement with BP Oil

International Ltd.

CALVERT CITY, Kentucky - March 29, 2010 - Four Rivers BioEnergy Inc. (OTCBB: FRBE) ('Four Rivers' or 'the Company') is pleased to announce that its UK subsidiary, Four Rivers BioFuels Limited (“BioFuels”) has secured an agreement with BP Oil International Limited, a wholly owned subsidiary of BP plc (collectively “BP”) for the sale of a minimum of 60,000 Metric Tonnes per annum of EN 14214 specification (blended) biodiesel (“Biodiesel Product”) from its UK facility for an initial term of five years.

The contract term will commence when the UK facility reaches the minimum production amounts to fulfil the contract delivery requirements.  Four Rivers’ strategy is to ramp up the UK facility to meet the delivery requirements and to expand overall production capacity of Biodiesel Product from the current 77,000 Metric Tonnes per annum to 100,000 Metric Tonnes per annum  over the next seven months and then to 200,000 Metric Tonnes per annum within the next 36 months. This strategy includes development of the Company’s own port and storage facilities at the nearby deep sea water port in Blyth.

Four Rivers is actively seeking financing for the working capital required to expand the UK facility and is negotiating with supply sources of the feedstock from which the Biodiesel Product will be manufactured. Both the financing and the feedstock procurement are pre-requisites for being able to deliver under the contract.

Stephen Padgett, Chief Executive Officer of Four Rivers commented, “We are delighted to execute such a major contract with BP, which represents a significant milestone in the strategic development of the Four Rivers group’s activities. The BP contract is an endorsement of our strategic approach to realizing the potential of biofuel and renewable energy by acquiring distressed assets and turning them around operationally, financially and commercially through the application of our expertise and technology, and partnering with world class energy companies.”

About Four Rivers BioEnergy, Inc.

Four Rivers BioEnergy, Inc. is realizing the potential of biofuel and renewable energy by utilizing financial and operational expertise to aggregate biofuel and renewable energy assets, integrate value added technologies, and drive significant increases in efficiencies, output and profitability. Additionally, 4Rivers is committed to commercializing the STT(R) technology worldwide. STT, Magellan and Innovator are registered USPTO trademarks of Four Rivers BioEnergy, Inc., all rights reserved.

For further information regarding Four Rivers please contact:

Stephen Padgett, Chief Executive Officer

Tel: +1 270 395 0176

Fax: +1 270 395 0323

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730 or +44 77 1717 5500

Fax +1 270 395 0323

Email: martinthorp@riv4ers.com

Laurel Moody, Investor Relations

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

About BP

BP is one of the world's largest oil and gas companies, serving millions of customers every day in more than 90 countries. BP’s business segments are Exploration & Production and Refining & Marketing. It also has a low carbon business in BP Alternative Energy with wind, solar, biofuels and low carbon power/carbon capture projects. Through these activities, BP provides fuel for transportation; energy for heat and light; services for motorists; and petrochemicals products for plastics, textiles and food packaging.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The company discussed in this release is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.

SOURCE: Four Rivers BioEnergy Company Inc.